Exhibit 99.1


INVESTORS:                                                     MEDIA:
Kevin Twomey                                                   Karen Rugen
717-731-6540                                                   717-730-7766
or investor@riteaid.com


                             FOR IMMEDIATE RELEASE


           RITE AID NAMES KEVIN TWOMEY ACTING CHIEF FINANCIAL OFFICER


CAMP HILL, PA--(August 24, 2005)--Rite Aid Corporation (NYSE, PCX: RAD) announced today that Kevin Twomey, Rite Aid Senior Vice President and Chief Accounting Officer, has been named Acting Chief Financial Officer, effective immediately. He takes over CFO responsibilities from John Standley, who has resigned from Rite Aid to become Chief Executive Officer of Pathmark Stores, Inc.

Twomey, 55, joined Rite Aid in 2000 as Senior Vice President and Chief Accounting Officer. In this position, his responsibilities included accounting, financial reporting, all treasury functions and investor relations. Prior to Rite Aid, Twomey served as senior vice president, finance and control for Fleming Companies, Inc., a food marketing and distribution company. He joined Fleming in 1989 after 17 years with Deloitte & Touche, where he was a partner.

As Acting CFO, Twomey will report to Mary Sammons, Rite Aid President and Chief Executive Officer. He will oversee accounting, financial reporting, treasury, tax, investor relations and other responsibilities to be assigned by the CEO. He retains his position as Senior Vice President and Chief Accounting Officer.

"Kevin has been an important and valuable member of our team from the day he joined Rite Aid, and his finance skills, strong relationships with analysts and investors and accounting experience will serve us well as he takes on this new responsibility," Sammons said. "We wish John all the best as he pursues his desire to become a CEO and thank him for the significant contributions he's made to Rite Aid in the last six years."

Standley, 42, joined Rite Aid in December 1999 as Chief Financial Officer. He served most recently as Rite Aid's Senior Executive Vice President, Chief Administrative Officer and Chief Financial Officer.

Rite Aid Corporation is one of the nation's leading drugstore chains with revenues of $16.8 billion and approximately 3,350 stores in 28 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company's website at www.riteaid.com.

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